NATION ENERGY INC.
Suite F - 1500 West 16th Avenue
Vancouver BC V6H 4B9 Canada

June 13, 2015

TO:	Paltar Petroleum Limited
1555 Blake Street   Suite 1002
Denver, Colorado  80202

Attention:             Mr. Marc Bruner

Dear Sirs:

RE:           SECOND AMENDED AND RESTATED AGREEMENT regarding Paltar Petroleum Limited Australia Permits & Applications

This letter sets out the Second Amended and Restated Agreement (“Agreement”) reached among Nation Energy Inc., as farmee and optionee (“Nation”), and Paltar Petroleum Limited ("Paltar"), as farmor and optionor, regarding (i) the farmout to Nation of a portion of the oil and gas exploration permits on Exhibit A and (ii) the possible later sale to Nation, at Nation’s option, of Paltar’s entire interest in such permits, the outstanding shares of Officer Petroleum Pty Ltd. (“Officer”), and various applications for exploration permits on Exhibit A (collectively, the “Assets”), all on the terms and conditions set forth herein (collectively, the “Transactions”).  Marc Bruner (“Bruner”) and John Hislop (“Hislop”), as major shareholders (indirectly or directly) of Paltar and Nation, respectively, agree to the terms hereof. This Agreement replaces in its entirety the Amended and Restated Agreement dated November 27, 2014, which was amended by an amendment dated April 29, 2015.

All dollar amounts in this Agreement are expressed in Australian dollars.  Loans made by Hislop prior to the date of this letter were not always evidenced by promissory notes (and, in one case, originally cast as an equity purchase, but later converted to a loan) and were not always made in the same currency.  In this Agreement, prior Hislop loans are identified by the date loan proceeds were received by Paltar and principal and interest are always expressed in Australian dollars, which the parties agree reflect an accurate conversion, where applicable, from US dollars to Australian dollars.

Officer

1.
On the FATA Approval Date (as defined in Paragraph 19 of this Agreement), Hislop will lend to Paltar Three Hundred Twenty-Five Thousand Dollars (AUD$325,000) (the “Officer Loan”), which Paltar shall contribute, in its entirety, to the capital of Officer.  Paltar, as the sole owner of Officer, will cause Officer promptly to apply the proceeds of the Officer Loan to the satisfaction of rental and other obligations due under Exploration Permit 468 (“EP 468”).  The Officer Loan will be evidenced by a single promissory note in the principal amount of AUD$325,000, which will provide simple interest at a rate of 15% per annum, and for repayment in one balloon payment of principal and interest on the first anniversary of the Earn-In Closing. The Officer Loan (and the Payoff Loan described in Paragraph 6) will be secured by a first ranking charge or mortgage over either or both of Paltar’s shares in Officer and Officer’s title to EP 468, at Hislop’s option.  Upon request by Hislop, Paltar shall, and shall cause Officer to, promptly take such steps and execute such documents as required in order to grant and create such charge or mortgage and cause it to be registered or recorded as Hislop considers necessary or prudent under law.

Farmout

2.
On June 26, 2015 (the “Earn-In Closing Date”) and under seven separate Earning Agreements (the “Earning Agreements”), Paltar will farm out three specific graticular blocks in each of the six petroleum exploration permits identified in Schedule A and will cause Officer to farm out forty blocks in EP 468 in exchange for Nation’s (i) issuance of an aggregate 600 million Nation common shares (the “Nation Shares”) to Paltar, with an agreed value of US$.0333 per share, on the second business day following the Nation Meeting (defined in Paragraph 3, below), and (ii) payment to Paltar of an aggregate $5,315,000 by December 31, 2015.  Each Earning Agreement will require that Nation Australia perform all necessary work and make all necessary expenditures to keep each concerned exploration permit in full force and effect until production licenses have been granted covering the three blocks identified in that permit, although Nation Australia may voluntarily terminate the Earning Agreement and surrender any further earning rights after the end of three permit years.  Upon issuance of a production license covering one of the blocks, Paltar (or, if applicable, Officer) will assign its interest in such license, insofar as it covers the block, to Nation Australia.  Production licenses are granted only where there has been a petroleum discovery, so there is no assurance that production licenses will be granted covering any of the blocks.  There has been no discovery of petroleum on any of the permits and the permits produce no revenues.

3.
Nation intends to call a shareholder meeting (the “Nation Meeting”) on or about July 22, 2015 to amend and restate its Articles of Incorporation to increase its authorized share capital from 100,000,000 to 5,000,000,000 common shares.  Hislop agrees to vote the Nation shares he owns or controls in favor of this authorized share increase and, if the Transactions come before the shareholders, in favor of the Transactions.

Options

4.
On the Earn-In Closing Date, Paltar will grant to Nation Australia an indivisible option (the “Nation Option”), exercisable in the sole discretion of Nation Australia at any time before July 31, 2018, so long as Nation Australia has performed its material obligations under all Earning Agreements at the date of exercise, to purchase (i) all of the Assets (including the right to exploration permits when applications for such permits are granted) and (ii) all of the outstanding securities of Officer for an aggregate cash purchase price of AUD10,000,000.

Paltar Repayment of Hislop Advances

5.	Hislop lent Paltar amounts equivalent to $1,100,658.63:

$172,040 received by Paltar on October 17, 2013 under a promissory note;

$127,960 received by Paltar on November 1, 2013 under a promissory note; and

$800,658.63 paid on behalf of Paltar to CR Innovations AG on December 16, 2014.

On the Earn-In Closing Date, Paltar will issue, and Hislop will accept, 20 million Paltar common shares in full satisfaction of the principal amount of the indebtedness described in Paragraph 5.  Accrued interest under this indebtedness will be satisfied by including the accrued interest amounts in the principal amount of the new loan (“Payoff Loan”) described in Paragraph 6.  Upon issuance of the 20 million shares, the Limited Recourse Guaranty and Stock Pledge by Wotan Group Limited, a guarantor of some of the indebtedness described in Paragraphs 5 and 6, will be released by Hislop.

6.	Hislop also is lending or has lent Paltar amounts equivalent to $577,650:

$81,000 received by Paltar on May 1, 2014 as an advance under a line of credit;

$124,000 received by Paltar on September 22, 2014 as an advance under a line of credit;

$230,000 received by Paltar on December 9, 2014, originally anticipated to be the purchase price for stock but later orally agreed to be a loan; and

$142,650, which is the agreed amount of all accrued interest due under the advances described in Paragraph 5 and the three loans described in the three preceding subparagraphs of this Paragraph 6.

The Payoff Loan will be evidenced by a single promissory note in the principal amount of $577,650, which will provide simple interest at a rate of 15% per annum and repayment in one balloon payment of principal and interest on the first anniversary of the Earn-In Closing.

Document Preparation and Closing

7.
The parties agree to instruct their attorneys to co-operate and complete comprehensive and definitive Earning Agreements, the promissory note and security described in Paragraph 1, the Nation Option, and such other documents as required to complete the transactions to be completed at the Earn-In Closing Date as contemplated by this Agreement (the “Earn-In Closing Documents”).

8.	The Earn-In Closing Documents will be executed and delivered on the Earn-In Closing Date.

9.
Nation will be required within four days after the Earn-In Closing Date to file a comprehensive material change report on Form 8-K, and Paltar promises to provide on a timely basis such information as Nation or its attorneys or auditors consider necessary to prepare the 8-K.

10.
If the Nation Option is exercised, Nation will be required within four business days after transfer of the Officer Shares to Nation Australia to file a comprehensive material change report on Form 8-K and Paltar promises to provide, and to cause Officer to provide, on a timely basis, such information as Nation or its attorneys or auditors consider necessary to prepare the 8-K.  On or before delivery of the Option Shares to Nation Australia, Paltar will provide audited financial statements regarding Officer and Paltar for the three most recent fiscal years prepared by a PCAOB approved auditor in US GAAP, and such additional fiscal period financial statements as may be required under SEC regulations.

11.
Paltar acknowledges that the Nation Shares will be restricted as to sale by US securities laws and rules and will carry a restrictive legend indicating such restrictions, and in addition, Paltar has agreed to a lockup of Nation Shares such that none may be sold for 3 years after issuance, except as may be otherwise permitted by resolution of the board of Nation (from which vote Paltar’s nominees to the Nation Board shall abstain).  Any shares that may be transferred by Paltar by way of dividend or otherwise to a party where Marc Bruner is the beneficial owner will be locked up for an additional 2 years (a total of 5 years).  Paltar will become an “affiliate” of Nation and will be required to file insider reports and otherwise comply with applicable SEC rules.  In addition, Paltar acknowledges that Nation is a reporting issuer in Canada under Multilateral Instrument 51-105, and will remain so for a year after Closing, and Canadian securities filings will be required during that time.

12.
Paltar and Hislop shall use commercially reasonable efforts to enter into a shareholder agreement which shall include a covenant that Paltar and Hislop will each vote their Nation common shares to increase the number of Nation directors to five and, for five years after the Nation Shares are issued to Paltar, to elect Hislop (or his nominee), Darrel Causbrook, David Siegel, and Marc Bruner (or such other nominees as Paltar may nominate from time-to-time), and one other person as members of Nation’s board of directors, although there may be as many other directors of Nation as its shareholders may determine.

Representations of Nation

13.	Nation represents and warrants to Paltar that:

(a)	the authorized capital of Nation consists of 100,000,000 common shares with no par value per share, of which there are presently 16,020,000 common shares issued and outstanding;

(b)
other than as contemplated under this Agreement, there are no other rights, warrants or options outstanding pursuant to which any shares of Nation may be issued and there are no other securities issued and outstanding or issuable which are or may be convertible or converted into shares of Nation;

(c)	Nation is duly incorporated under the laws of Wyoming; and

(d)
all of Nation’s continuous disclosure filings with the Securities Exchange Commission of the United States are up to date and were, at the date they were filed, complete and accurate and, other than as contemplated herein, there are not and shall not, at each of the Earn-In Closing Date and the Officer Closing Date be, any material adverse changes in Nation’s business and affairs from that which was disclosed in Nation’s most recently-filed continuous disclosure documents.

Representations of Paltar

14.	Each of Paltar and Bruner represents and warrants to Nation that:

(a)
subject to required governmental and other approvals as required by law, which Paltar will use its best efforts to obtain, Paltar has the full power and authority to transfer or cause to be transferred the Assets to Nation Australia free and clear of any charges, encumbrances, liens or claims, other than royalties and overriding royalties in existence at the date of this Agreement, including without limitation the overriding royalties referred to in Paragraph 1.1 of the Joint Venture Operating Agreement between Paltar and Sweetpea Petroleum Pty Limited;

(b)	other than as contemplated under this Agreement, there are no other rights or options outstanding pursuant to which any third party has any right or interest in the Assets;

(c)	Paltar is duly incorporated and in good standing under the laws of Australia; and

(d)	other than liens arising under the Joint Venture Operating Agreement between Paltar and Sweetpea Petroleum Pty Limited, Paltar’s interest in the Assets is free and clear of all encumbrances.

Covenants

15.	Nation covenants to Paltar:

(a)
Nation shall promptly call and hold the Nation Meeting, at which Nation’s Board of Directors shall ask Nation’s shareholders to approve a resolution to amend and restate Nation’s Articles of Incorporation to effect an increase in Nation’s authorized share capital from 100,000,000 common shares to 5,000,000,000 common shares.  In addition, and effective immediately following the increase in its authorized capital, Nation intends to and shall settle approximately $1,340,000 in debt for shares issued at $0.01 per share.

(b)
Nation shall conduct its business in the ordinary and normal course and shall not, without the prior written consent of Paltar, enter into any transaction which would cause any of its representations or warranties or agreements in this Agreement to be incorrect or to constitute a breach of any covenant or agreement of Nation herein;

(c)	Nation shall not issue or redeem any shares in its capital nor issue any securities convertible or exchangeable into shares other than as disclosed in this Agreement.

16.	Paltar covenants to Nation:

(a)
Paltar shall conduct its business in the ordinary and normal course and shall not enter into any transaction which would cause any of Paltar’ representations or warranties in this Agreement to be incorrect or constitute a breach of any covenant or agreement of Paltar in this Agreement;

(b)
Within 60 days after receiving the Nation Shares as provided in Paragraph 2, Paltar shall cause Nation to file (and thereafter diligently pursue until effective) a registration statement with the SEC seeking registration under the Securities Act of 1933 of as many of the approximately 145 million shares anticipated then to be beneficially owned by Hislop as may be permitted by the SEC.  As soon as practicable after the Earn-In Closing Date the parties will negotiate and sign a Registration Rights agreement with Hislop which sets out these rights and provide for penalties if registration does not occur as contemplated;

(c)
Paltar will continue to use reasonable efforts consistent with its financial circumstances after the Earn-In Closing Date to cause all Applications outstanding as of the date hereof to be converted to Permits;

(d)
Paltar shall not take any action which would result in any material adverse change to Paltar or to sell, transfer, encumber or dispose of any of the Assets or related entitlements, except as permitted in writing by Nation; and

(e)
Paltar will not, without the prior written consent of Nation, which may be granted or withheld by Nation in its sole and absolute discretion, transfer any of the Assets to any other party except in accordance with the terms of this Agreement.

Binding Agreement

17.	Upon acceptance of the terms of this Agreement by all of the parties hereto, this Agreement shall be deemed to constitute and shall be a legally valid and binding agreement.

Confidentiality

18.
Paltar acknowledges that Nation is a public company and has an obligation to disclose all material information about its affairs.  Paltar agrees that it will not trade in the securities of Nation while in possession of, and will ensure that its management does not so trade, nor will Paltar inform others of (except on a need to know basis and subject to a non-disclosure agreement), any non-disclosed material information about Nation.

General

19.
The parties acknowledge that any provision of this Agreement that would effect an acquisition of an interest in Australian urban land [within the meaning of the Foreign Acquisitions and Takeovers Act 1975 (Cth) (“FATA”)] is subject to and conditional upon the person making the acquisition not having received any order or notice under FATA prohibiting the person from making the acquisition or making the acquisition subject to conditions which are unacceptable to the person.  The parties further acknowledge that the Nation Option, the Officer Loan and/or any of the security for the Officer Loan may constitute the acquisition of an interest in Australian urban land and, accordingly, Nation Austalia and/or Hislop shall, on or as soon as practicable after the date of this Agreement make and pursue all necessary applications and notifications under FATA as required.  The “FATA Approval Date” referred to in Paragraph 1 of this Agreement shall be the earliest to occur of the following: (i) The date upon which Nation Australia receives notice that the grant of the Nation Option is not prohibited under FATA (provided that any conditions placed on the notice (if any) are acceptable to Nation Australia); (ii) the date upon which a notice prohibiting the acquisition can no longer be delivered to Nation Australia and / or Hislop under the FATA; and (iii) the date upon which Nation Australia and / or Hislop (as applicable) waive this condition in accordance with clause 20.

20.
The obligation to pursue applications and notifications under FATA, and the receipt of any approvals thereunder, may be waived by Nation Australia or Hislop (as applicable) in its or his sole and absolute discretion.

21.	Each party will pay its own legal costs, whether or not the transactions contemplated hereby are completed.

22.	This Agreement shall be governed and interpreted under the laws of the State of Wyoming.

23.
This Agreement may be executed in counterparts with the same effect as if each of the parties hereto had signed the same document and all counterparts will be construed together and constitute one and the same instrument.

24.	This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, successors and assigns.

25.
This Agreement represents the entire agreement between the parties regarding the transactions contemplated herein and supersedes all other prior agreements, understandings, negotiations and discussions.

If the foregoing correctly sets out our agreement, please execute this letter in the space provided.

NATION ENERGY INC.                                                                                      PALTAR PETROLEUM LIMITED

Per:  “/s/ John R. Hislop”                                                                                      Per:  “/s/ Marc A. Bruner”
        Authorized Signatory                                                                                              Authorized Signatory

AGREED TO AND ACCEPTED THIS 13th DAY OF JUNE, 2015.

“/s/ Julie Bernelot Moens
Witness Signature

Julie Bernelot Moens                                                           “/s/ Marc A. Bruner”
Name                                                                                       MARC A. BRUNER

Flat 31 Pattison House, Redcross Way)
London  SE1 1EY
Address

“/s/ Julie Bernelot Moens
Witness Signature

Julie Bernelot Moens                                                           “/s/ John R. Hislop”
Name                                                                                         JOHN HISLOP

Flat 31 Pattison House, Redcross Way)
London  SE1 1EY
Address

SCHEDULE A

EXPLORATION PERMITS:

100% interest in the following permits:

Permits	Holder	Permit Date
EP 231	Paltar	05/09/2012
EP 232	Paltar	03/10/2013
EP 234	Paltar	05/09/2012
EP 237	Paltar	05/09/2012

and,

50% interest in Northern Territory Exploration Permits 136 and 143, which are subject to the Joint Venture Operating Agreement between Paltar and Sweetpea Petroleum Pty Limited, dated September 16, 2011.

APPLICATIONS FOR EXPLORATION PERMITS

As to which Paltar will promise to deliver transfer instruments to Nation when and if exploration permits are issued to Paltar:

Applications	Applicant	Application Date
EP(A) 197	Paltar
EP(A) 230	Paltar	19/08/2011
EP(A) 233	Paltar	19/08/2011
EP(A) 235	Paltar	19/08/2011
EP(A) 236	Paltar	19/08/2011
EP(A) 238	Paltar	19/08/2011
EP(A) 239	Paltar	19/08/2011
EP(A) 240	Paltar	19/08/2011
EP(A) 241	Paltar	19/08/2011
EP(A) 242	Paltar	19/08/2011
EP(A) 243	Paltar	19/08/2011
EP(A) 244	Paltar	19/08/2011
EP(A) 245	Paltar	19/08/2011
EP(A) 246	Paltar	19/08/2011
EP(A) 247	Paltar	19/08/2011
EP(A) 248	Paltar	19/08/2011
EP(A) 249	Paltar	19/08/2011
EP(A) 250	Paltar	23/08/2011
EP(A) 251	Paltar	23/08/2011
NTC/P 12	Paltar	23/08/2011
NTC/P 13	Paltar	23/08/2011
EP(A) 266	Paltar	18/10/2011
EP(A) 267	Paltar	18/10/2011
EP(A) 268	Paltar	18/10/2011
EP(A) 269	Paltar	18/10/2011
EP(A) 270	Paltar	18/10/2011
EP(A) 271	Paltar	18/10/2011
EP(A) 272	Paltar	18/10/2011
EP(A) 273	Paltar	18/10/2011
EP(A) 306	Paltar	22/08/2011